Exhibit 2.1

INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

by and among

Novo Integrated Sciences, Inc.

and

2731861 Ontario Corp.

i

Exhibits

Exhibit A	Novo Integrated Sciences FY’19 Annual Audit 10-K (8/31/19)

Schedules

Schedule 1	Novo Integrated Sciences, Inc. Disclosure Schedule
Schedule 2	2731861 Ontario Corp. Disclosure Schedule & Deliverables

ii

INTELLECTUAL PROPERTY ASSET PURCHASE AGREEMENT

Dated as of December 17, 2019

This Intellectual Property Asset Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between Novo Integrated Sciences, Inc., a Nevada corporation (the “Purchaser”) and 2731861 Ontario Corp., an Ontario, Canada corporation (“Seller”). Each of the Purchaser and Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

RECITALS

WHEREAS, Purchaser is a public company, the common stock, $0.001 par value per share (the “Common Stock”), of which is registered under the Securities Act, which files periodic reports with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that is engaged in building a health science platform of services and products through the integration of technology and rehabilitative disciplines. Purchaser is also engaged in acquiring, developing, maintaining and protecting certain intellectual property rights associated with its lateral growth strategy;

WHEREAS, Seller is a private company that has proprietary designs for an innovative cannabis dosing device, in addition to designs, plans, procedures, and all other material pertaining to the application, construction, operation, and marketing of a cannabis business under the regulations of Health Canada (the “Intellectual Property”). The Intellectual Property can be utilized for the Purchaser’s own license objectives and/or to offer as a revenue generating product/service to other individuals or entities in the cannabis industry (the “Intellectual Property Rights”); and;

WHEREAS, the Purchaser and Seller agree to enter into this definitive Intellectual Property Asset Purchase Agreement resulting Purchaser acquiring from Seller, and Seller desire to sell to Purchaser, on the terms and conditions set forth herein, all of Seller’s rights, title and interest in and to Seller’s Intellectual Property, all as more fully described below; and

WHEREAS, Purchaser and Seller have agreed that the acquisition consideration for the Intellectual Property shall consist of eight million (8,000,000) shares of common stock, par value $0.001, (the “Shares”), deemed to be restricted securities under federal securities laws, of Purchaser; and

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

Article I. DEFINITIONS

Section 1.01 Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

(a)	“Acquisition” shall have the meaning set forth in the Preamble.

(b)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

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(c)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d)	“Agreement” means this Intellectual Property Asset Purchase Agreement, dated December 16, 2019.

(e)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, provincial or local.

(f)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Nevada (in the case of the Purchaser) or Ontario (in the case of Seller) are closed for regular business.

(g)	“Purchaser” has the meaning set forth in the Preamble.

(h)	“Closing Date” has the meaning set forth in Section 2.02.

(i)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, Purchaser, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(j)	“Effective Date” means 4:00 pm EST December 16, 2019.

(k)	“Encumbrances” shall have the meaning set forth in Section 2.01 of the Agreement.

(l)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)	“Governmental Body” shall mean any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

(o)	“Intellectual Property” shall have the meaning set forth in the Preamble.

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(p)	“Intellectual Property Rights” shall have the meaning set forth in the Preamble.

(q)	“Law” means any domestic or foreign, federal, state, provincial, municipal or local law, statute, ordinance, code, rule, or regulation having the force of law.

(r)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(s)	“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business.

(t)	“Material Contract” means any contract, agreement, franchise, license agreement, debt instrument or other commitment to which any Party is a party or by which it or any of its assets, products, technology, or properties are bound and which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least ten thousand dollars ($10,000).

(u)	“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

(v)	“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation brought, conducted or heard by or before, or that otherwise involves, any Governmental Body, judge, arbitrator or arbitration panel.

(w)	“Purchaser” has the meaning set forth in the Preamble.

(x)	“Purchaser Shares” means the common shares of the publicly traded Purchaser, represented by the trading symbol “OTCQB:NVOS” that are being allotted to Seller pursuant to this Agreement.

(y)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(z)	“Rule 144” means Rule 144 of the Securities Act.

(aa)	“Securities Act” means the Securities Act of 1933, as amended.

(bb)	“Seller” has the meaning set forth in the Preamble.

(cc)	“Tax(es)” means any federal, state, provincial, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

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(dd)	“Taxing Authority” means the Internal Revenue Service, the Canada Revenue Agency and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(ee)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” means United States Dollars (USD) unless otherwise indicated to mean Canadian Dollars (CAD);

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II. INTELLECTUAL PROPERTY ASSET PURCHASE

Section 2.01 The Purchase

(a)	Upon the terms and conditions herein set forth, Seller hereby agrees to sell, convey, transfer, assign, grant and deliver to Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller at the Closing (as hereinafter defined) all of Seller’s right, title and interest in and to the Intellectual Property, free and clear of all liabilities, obligations, pledges, security interests, liens, defenses, contractual commitments, setoffs, equities or other encumbrances or charges (collectively “Encumbrances”) other than as expressly set forth herein. The Intellectual Property include, without limitation, all of Seller’s right, title and interest in and to the intellectual property described in Section 8 below.

(b)	Subject to the terms and conditions of this Agreement in consideration for the sale, assignment, transfer and delivery of the Intellectual Property to Purchaser, Purchaser shall deliver, or caused to be delivered to Seller, eight million (8,000,000) restricted shares of common stock, par value $0.001, (the “Purchaser Shares”) of the Purchaser as the purchase price (the “Purchase Price”).

Section 2.02 Closing.

(a)	The closing of the purchase and sale of the Intellectual Property hereunder (the “Closing”) shall be no later than December 17, 2019 unless otherwise agreed to by the parties (the “Closing Date”), at such location as shall have been agreed to by the parties. The Closing shall be effective as of 4:00 p.m. Toronto, Ontario, Canada Time on the Closing Date;

(b)	If all conditions precedent set forth in Article 3 and Article 4 have not been satisfied or waived and the Closing shall not have occurred on or before the Closing Date, then Seller may cancel this Agreement, at any time thereafter prior to such satisfaction or waiver, by notice to the Purchaser, except that if the unsatisfied condition(s) is for the benefit of the party not giving said notice, then such party shall have the right, within ten days after its being served with said notice, to waive such unsatisfied condition(s) and proceed to effect Closing immediately. Notwithstanding the foregoing, or any other provision hereof, if causing the satisfaction of an unsatisfied condition precedent was the obligation of either party hereto, or if either party is in breach of any other representation, warranty or covenant hereunder, the other party may pursue its remedies at law or in equity regardless of either (i) cancellation of this Agreement (and, in this connection, the return of deposited funds and/or documents shall not in any way impair the rights of either party), or (ii) waiver of such condition precedent and proceeding to Closing notwithstanding such circumstance (any such waiver or proceeding to Closing being deemed to have been solely for the purpose of facilitating Closing and thereby mitigating the damages resulting from such breach of contract).

Section 2.03 Tax Consequences. For U.S. federal income tax purposes, the Exchange is not intended to be a reorganization within the meaning of the Code and the Treasury Regulations. Each party is responsible for their own taxable consequences as a result of the Exchange.

Section 2.04 Conveyance Taxes. The respective beneficiaries will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement.

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Article III. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SELLER

As an inducement to, and to obtain the reliance of the Purchaser, except as set forth in the disclosure schedules attached hereto as Schedule 2, and referencing the particular section of this Article III to which the disclosure relates (the “Seller Disclosure Schedules”), Seller represents and warrants to the Purchaser, as of the Effective Date and as of the Closing Date, as follows:

Section 3.01 Corporate Existence and Power. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the Province of Ontario, Canada, and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Seller has full corporate power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the Seller Organizational Documents, or (ii) any applicable Law. Seller has taken all actions required by Law, the Seller Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated. This Agreement has been duly executed and delivered by Seller upon its execution and delivery, will constitute a valid and legally binding agreement in accordance with its terms.

Section 3.03 Valid Obligation. This Agreement and all agreements and other documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Seller requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

Section 3.05 Intellectual Property. Seller is the owner of the Intellectual Property and Intellectual Property Rights being purchased and Seller has no obligation to pay any royalty, license fee, commissions or other amount howsoever characterized, or to obtain any third-party clearances or consents in respect of the same.

Section 3.06 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Purchaser is placing complete reliance thereon in entering into this Agreement, and the same shall not be affected in any respect whatsoever by any due diligence investigation conducted by Purchaser in contemplation of this Agreement of otherwise.

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Section 3.07 Sufficiency of Intellectual Property. The Intellectual Property comprise all of the properties and rights necessary for the continued development of the Intellectual Property.

Section 3.08 No Contesting or Impairment of Rights by Seller. Except as may be otherwise specified in this Agreement, Seller shall not after the Closing Date use the Intellectual Property or any mark or name confusingly similar thereto as part of its company name or as part of the name of any company or corporate name of any corporation which he controls or with which he is affiliated, nor for a service mark for any related business. Seller will not attack Purchaser’s right or title in and to the Intellectual Property and hereby acknowledges Purchaser’s ownership of the Intellectual Property. Seller will not contest or impair, directly or indirectly, Purchaser’s ownership of the Intellectual Property anywhere; nor will Seller assist others to contest or impair the same.

Section 3.09 Books and Records. The books and records, financial and otherwise, of Seller are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 3.10 Absence of Certain Changes or Events. Since the date of this Agreement:

(a)	there has not been any Material Adverse Change in the business, operations, properties, assets, or condition (financial or otherwise) of Seller;

(b)	Seller has not (i) amended the Seller Organizational Documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)	Seller has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims.

Section 3.11 Litigation and Proceedings. Save and except as disclosed in the Seller Disclosure Schedules, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Seller after reasonable investigation, threatened by or against Seller or affecting Seller or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Seller does not have any knowledge of any material default on its part, which has not been disclosed in the Seller Disclosure Schedule, with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

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Section 3.12 Contracts. All Material Contracts to which Seller is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Seller Disclosure Schedules.

Section 3.13 Compliance with Law and Regulations. To the best of its knowledge, Seller has complied with all applicable statutes and regulations of any provincial, federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Seller or except to the extent that noncompliance would not result in the occurrence of any material liability for Seller.

Section 3.14 Taxes. Save and except as noted in the Seller Disclosure Schedule Seller has duly paid all governmental fees and taxes which it has become liable to pay and has duly allowed for all taxes reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxes and Seller has made any and all proper declarations and returns for tax purposes and all information contained in such declarations and returns is true and complete.

Section 3.15 Tax Returns and Audits. All required federal, state, provincial and local Tax Returns of Seller have been accurately prepared in all material respects and duly filed, and all federal, provincial and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except as noted on the Seller Disclosure Schedule. Seller has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations or the assessment or collection of any Tax, except as noted on the Seller Disclosure Schedule. Seller (i) is not a party to, nor is it bound by or obligated under, any tax sharing agreements, and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such tax sharing agreements. Seller has no liability for any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

Section 3.16 Employee Benefit Plans; ERISA. Except as disclosed in the Schedules, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Seller, whether written or unwritten and whether or not funded. Any plans listed in the Seller Schedules are hereinafter referred to as the “Seller Employee Benefit Plans.”

Section 3.17 Investment Representations.

(a)	Investment Purpose. As of the Closing Date, Seller understands and agrees that the consummation receipt of the Purchaser Shares, as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Purchaser Shares are being acquired for Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Seller is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”), and/or (ii) an exempt investor in accordance with the provisions of Regulation S promulgated under the Securities Act. Seller has been furnished with all documents and materials relating to the business, finances and operations of both the Purchaser its subsidiaries and information that such Seller has requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

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(c)	Reliance on Exemptions. Seller understands that the Purchaser Shares are being offered and sold to Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Purchaser are relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Purchaser Shares.

(d)	Information. Seller, and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Purchaser and materials relating to the offer and sale of the Purchaser Shares which have been requested by Seller. Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. Seller and its advisors understand that their investment in the Purchaser Shares involves a significant degree of risk. Seller and its advisors are not aware of any facts that may constitute a breach of any of the Purchaser’s representations and warranties made herein.

(e)	Governmental Review. Seller and its advisors understand that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Purchaser Shares.

(f)	Transfer or Resale. Seller understands that upon receipt of Purchaser Shares (i) the sale or re-sale of the Purchaser Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Purchaser Shares may not be transferred unless (a) the Purchaser Shares are sold pursuant to an effective registration statement under the Securities Act, (b) Seller has delivered to the Purchaser, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Purchaser Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Purchaser, (c) the Purchaser Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Seller who agree to sell or otherwise transfer the Purchaser Shares only in accordance with this Section 3.18 and who is an Accredited Investor, (d) the Purchaser Shares are sold pursuant to Rule 144, or (e) the Purchaser Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller shall have delivered to the Purchaser, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Purchaser; (ii) any sale of such Purchaser Shares made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Purchaser Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Purchaser nor any other person is under any obligation to register such Purchaser Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the Purchaser Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	Legends. Seller understand until such time as the Purchaser Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchaser Shares may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Purchaser Shares.

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(h)	Removal. The legend(s) referenced in Section 3.18(g) shall be removed and the Purchaser shall issue a certificate without such legend to the holder of any Purchaser Shares upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Purchaser Shares are registered for sale under an effective registration statement filed under the Securities Act, or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Purchaser with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Purchaser Shares may be made without registration under the Securities Act, which opinion shall be accepted by the Purchaser so that the sale or transfer is affected. Seller agrees to sell all Purchaser Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with SEC regulations.

(i)	Residency. Seller represents and warrants to the Purchaser that it is not a United States legal entity or U.S. citizen and it will not be a United States legal entity or U.S. citizen at the time of Closing, and that the Seller signatories were not in the United States at the time this Agreement was signed by such signatory.

Article IV. REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PURCHASER

As an inducement to, and to obtain the reliance of Seller, except as set forth in the disclosure schedules as attached, and referencing the particular section of this Article IV to which the disclosure relates (the “Purchaser’s Schedules”), the Purchaser represents and warrants to Seller, as of the Effective Date and as of the Closing Date, as follows:

Section 4.01 Organization. Novo Integrated Sciences, Inc. is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.

Section 4.02 Due Authorization. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate (i) any provision of the Purchaser’s Organizational Documents, or (ii) any applicable Law. The Purchaser has taken all action required by Law, the Purchaser’s Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Purchaser has full power, authority, and legal right and has taken all action required by Law, the Purchaser’s Organizational Documents or otherwise to consummate the transactions herein contemplated.

Section 4.03 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Purchaser requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

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Section 4.04 Capitalization.

As of December 9, 2019, the Purchaser’s authorized capitalization consists of (a) 499,000,000 shares of common stock, par value $0.001 per share (“the Purchaser Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding and all of which are undesignated. There are currently 224,045,876 shares of Purchaser Common Stock issued and outstanding. Additionally, the Purchaser has 10,095,000 granted stock options and warrants to purchase Purchaser Common Stock. All issued and outstanding Purchaser Common Stock is legally issued, fully paid, non-assessable and not issued in violation of the preemptive or other rights of any person. The Parties acknowledge and agree that the Subscription Agreement Shares and the Purchaser Shares shall be issued in coordination with the Effective Date computations as defined in Sections 2.01.

Section 4.05 Powers; Execution.

Purchaser has all requisite corporate power and authority to own and operate the Intellectual Property, to assume the liabilities being assumed by Purchaser hereunder, and to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser has been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.06 Options or Warrants.

Other than as set forth on the Purchaser’s Schedules, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Purchaser relating to the issued or unissued capital stock of the Purchaser (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Purchaser) or obligating the Purchaser to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Purchaser. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser Common Stock, to pay any dividend or make any other distribution in respect thereof, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.07 Validity of Shares.

The Purchaser Shares to be allotted at the Closing, can be duly and validly issued, fully paid and non-assessable and free and clear of any Liens.

Section 4.08 Information.

The information concerning the Purchaser set forth in this Agreement and the Purchaser’s Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.09 Books and Records.

The books and records, financial and otherwise, of the Purchaser are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

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Section 4.10 Financial Statements.

The Purchaser’s annual audited consolidated financial statements (Exhibit A) for the fiscal year ending August 31, 2019: (i) have been prepared in accordance with generally accepted accounting principles on a basis consistent with prior fiscal periods; (ii) are complete and accurate; and (iii) present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchaser at the applicable balance sheet date, and the results of operations of the Purchaser. Except to the extent reflected or reserved against in the balance sheet (including the notes thereto) forming part of the Purchaser’s annual audited consolidated financial statements for the fiscal year ending August 31, 2018 or incurred subsequent to the date thereof and disclosed in Purchaser’s Disclosure Schedule, and except in respect of normal trade payables arising in the ordinary course of the Business, the Purchaser do not have any outstanding indebtedness or any liabilities (whether accrued, absolute, contingent or otherwise) nor any outstanding commitments or obligations of any kind.

Section 4.11 Absence of Certain Changes or Events.

Since the date of this Agreement or such other date as provided for herein:

(a)	there has not been any Material Adverse Change in the business, operations, properties, assets or condition of the Purchaser;

(b)	the Purchaser has not (i) amended the Purchaser’s Organizational Documents except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Purchaser; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)	to its knowledge, the Purchaser have not become subject to any Law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Purchaser.

Section 4.12 Litigation and Proceedings.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Purchaser after reasonable investigation, threatened by or against the Purchaser or affecting the Purchaser or their properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Purchaser Schedules. The Purchaser has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 4.13 No Conflict with Other Instruments.

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Purchaser is a party or to which any of its assets, properties or operations are subject, which would result in a Material Adverse Effect on either the Purchaser.

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Section 4.14 Compliance with Law and Regulations.

The Purchaser has complied with all United States federal, state or local or any applicable foreign Laws applicable to the Purchaser and the operation of its business, except where the failure to so comply would reasonably be expected to result in a Material Adverse Effect on the Purchaser.

Section 4.15 Approval of Agreement.

The Board of Directors the Purchaser have authorized the execution and delivery of this Agreement by the Purchaser and has approved this Agreement and the transactions contemplated hereby.

Section 4.16 Valid Obligation.

This Agreement and all agreements and other documents executed by the Purchaser in connection herewith constitute the valid and binding obligation of the Purchaser, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.17 Contracts.

(a)	All Material Contracts to which the Purchaser are a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the Purchaser’s Disclosure Schedules.

(b)	All Material Contracts to which any Purchaser is a party or by which its properties are bound and which are material to the operations of the Purchaser taken as a whole are valid and enforceable by the Purchaser in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally.

Section 4.18 Taxes.

The Purchaser has duly and punctually paid all governmental fees and taxes which it has become liable to pay and has duly allowed for all taxes reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxes and the Purchaser has made any and all proper declarations and returns for tax purposes and all information contained in such declarations and returns is true and complete, except as noted on the Purchaser’s Disclosure Schedule.

Section 4.19 Tax Returns and Audits. All required federal, state, provincial and local Tax Returns of the Purchaser have been accurately prepared in all material respects and duly and timely filed, and all federal, provincial and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same have become due, except where the failure so to file or pay could not reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser are not and have not been delinquent in the payment of any Tax, except as noted on the Purchaser’s Disclosure Schedule. The Purchaser have not had a Tax deficiency assessed against it and have not executed a waiver of any statute of limitations or the assessment or collection of any Tax. None of the Purchaser’s federal income, provincial and local income and franchise tax returns has been audited by any Authority. The reserves for Taxes reflected on the Purchaser Consolidated Financial Statements are and will be sufficient for the payment of all unpaid Taxes payable by the Purchaser. The Purchaser have not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. The Purchaser (i) are not a party to, nor are they bound by or obligated under, any tax sharing agreements, and (ii) do not have any potential liability or obligation to any Person as a result of, or pursuant to, any such tax sharing agreements. The Purchaser has no liability for any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision. The Purchaser’s file a consolidated Financial Statement with the SEC, based on a fiscal year end of August 31. The Fiscal Year 2018 Annual Audited Financial Statements filed with the SEC as Form 10-K are provided as Exhibit A to this Agreement.

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Section 4.20 Investment Representations.

INTENTIONALLY BLANK

Article V. CONDITIONS TO CLOSING

Section 5.01 Condition to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing Date, of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)	There shall not be any Action brought by a third-party to enjoin or otherwise restrict the consummation of the Closing.

(c)	The Parties shall have received all necessary approvals from all required Authorities to consummate the transactions contemplated herein.

Section 5.02 Condition to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Closing are subject to the satisfaction (or waiver by the Purchaser), at or before the Closing Date, of the following conditions:

(a)	Seller shall have delivered to Purchaser all items listed in Schedule 2;

(b)	There shall have been no material adverse change in the Intellectual Property;

(c)	The Purchaser shall have completed its due diligence investigation of Seller to the Purchaser’s satisfaction in the Purchaser sole discretion;

(d)	Each of the representations and warranties of Purchaser made in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that are made as of a specific date or time, which shall be true and correct to the extent required only as of such specific date or time;

(e)	Purchaser shall have performed and complied in all material respects with all of the covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to the Closing;

(f)	No Material Adverse Change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of Seller from the Effective Date to the Closing Date;

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(g)	No Order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby; and

(h)	There is no Proceeding pending or threatened pertaining to the Intellectual Property, or to the Acquisition or its consummation, that shall have been instituted or threatened by any Governmental Body or Person.

Section 5.01 Condition to the Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller), at or before the Closing Date, of the following conditions:

(a)	Seller shall have completed its due diligence investigation of the Purchaser to Seller’s satisfaction in its discretion;

(b)	The representations and warranties made by the Purchaser in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except for changes therein permitted by this Agreement;

(c)	No Material Adverse Change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of the Purchaser from the Effective Date to the Escrow Closing;

(d)	The Purchaser shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Purchaser prior to or at the Closing;

(e)	No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby; and

(f)	The Purchaser’s Board of Directors shall have approved this Agreement and the transactions contemplated herein.

Article VI. ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Properties and Records.

From the Effective Date until the Closing or the earlier termination of this Agreement in accordance with its terms, the Parties will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Purchaser and Seller, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Parties, as the case may be, as the other shall from time to time reasonably request.

Section 6.02 Actions Prior to Closing. From and after the Effective Date until the Closing Date and except as set forth in the Purchaser Schedules, if any, or the Seller Schedules, or as permitted or contemplated by this Agreement, the Parties, respectively, will each:

(a)	carry on its business in substantially the same manner as it has heretofore;

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(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)	use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(f)	fully comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws (including without limitation, all securities Laws) and all rules, regulations, and orders imposed by federal, state or provincial governmental authorities.

Section 6.03 Limitations on Actions. From and after the Effective Date until the Closing Date, except as required by this Agreement neither of the Parties will:

(a)	make any changes in their charter documents, except as contemplated by this Agreement;

(b)	enter into or amend any contract, agreement, or other instrument of any of the types described in such Party’s schedules, except that a Party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(c)	sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

Section 6.04 Actions at the Closing.

(a)	The Seller will complete its obligation and deliver the Intellectual Property to the Purchaser outlined in this Agreement.

(b)	The Purchaser will complete its obligations and issue 8,000,000 Purchaser Shares in full to the Seller.

Article VII. TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing Date:

(a)	By the mutual written consent of the Purchaser and Seller;

(b)	By the Purchaser if the conditions to Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Purchaser, which waiver the Purchaser may give or withhold in its sole discretion, by the Closing Date, provided, however, that the Purchaser may not terminate this Agreement pursuant to this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Purchaser;

(c)	By Seller if the conditions to Closing as set forth in Section 5.01 and Section 5.03 have not been satisfied or waived by Seller, which waiver Seller may give or withhold in its sole discretion, by the Closing Date, provided, however, that Seller may not terminate this Agreement pursuant to this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by Seller;

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(d)	By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and non-appealable.

Section 7.02 Survival After Termination. If this Agreement is terminated in accordance with Section 7.01 of this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.02, Article VIII and Article X shall survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Article VIII. INDEMNIFICATION

Section 8.01 Indemnification of Purchaser. Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Purchaser and each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (each a “Purchaser Indemnified Party”), against and in respect of any and all loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Seller contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of Seller (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

Section 8.02 Indemnification of Seller. The Purchaser hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law Seller, its Affiliates, and each of their respective officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Seller Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Purchaser contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto, and (b) any Actions by any third parties with respect to the business or operations of the Purchaser (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date.

Section 8.03 Procedure. The following shall apply with respect to all claims by any Seller Indemnified Party or Purchaser Indemnified Party for indemnification in respect of Third-Party Claims:

(a)	An indemnified Party shall give the indemnifying Party prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such indemnified Party seeks indemnification pursuant to Section 8.01 or Section 8.02 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such indemnified Party under Section 8.01 or Section 8.02, except to the extent such failure materially and adversely affects the ability of the indemnifying Party to defend such claim or increases the amount of such liability.

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(b)	In the case of any Third-Party Claims as to which indemnification is sought by any indemnified Party, such indemnified Party shall be entitled, at the sole expense and liability of the indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such indemnified Party that the indemnification provisions of Section 8.01 or Section 8.02 are applicable to such Action and the indemnifying Party will indemnify such indemnified Party in respect of such Action pursuant to the terms of this Article VIII and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such indemnified Party in writing of the intention of the indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such indemnified Party to conduct the defense of such Third-Party Claim.

(c)	If the indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 8.03(b), then the indemnified Party shall cooperate with the indemnifying Party in any manner reasonably requested in connection with the defense, and the indemnified Party shall have the right to be kept fully informed by the indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the indemnifying Party so assumes the defense of any such Third-Party Claim, the indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the indemnified Party shall be at the expense of such indemnified Party unless (i) the indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an indemnified Party and the indemnifying Party and the indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such indemnified Party and the indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying Party.

(d)	If the indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 8.03(b), the indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the indemnified Party for such liability. If the indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the indemnifying Party fails to adequately prosecute or withdraw such defense, the indemnified Party shall have the right to undertake the defense or settlement thereof, at the indemnifying Party’s expense. Notwithstanding anything to the contrary, the indemnifying Party shall not be entitled to control, but may participate in, and the indemnified Party (at the expense of the indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the indemnified Party. In the event the indemnified Party retains control of the Third-Party Claim, the indemnified Party will not settle the subject claim without the prior written consent of the indemnifying Party, which consent will not be unreasonably withheld or delayed.

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(e)	If the indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 8.03(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the indemnified Party shall give the indemnifying Party prompt written notice thereof and the indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the indemnifying Party’s expense. The indemnifying Party shall not, without the prior written consent of such indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the indemnified Party (such as an increase in the indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 8.04 Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the indemnifying Party to each indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

Section 8.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 8.06 Time Limit. The obligations of Seller and the Purchaser Indemnifying Party under Section 8.01 and Section 8.02 shall expire one hundred eighty (180) days from the Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VIII which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the indemnified Party.

Article IX. DISPUTE RESOLUTION

Section 9.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

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(b)	If the Parties cannot agree upon the Arbitrator within ten (10) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Nevada shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Nevada applicable to a contract negotiated, signed, and wholly to be performed in the State of Nevada, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Palm Beach County, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

(f)	The Arbitrator may, at his discretion and at the expense of the Party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(h)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Palm Beach County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Waiver of Jury Trial; Exemplary Damages.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.02(a).

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(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

Article X. MISCELLANEOUS

Section 10.01 Brokers. The Purchaser and Seller agree that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Purchaser and Seller each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying Party and such third person, whether express or implied from the actions of the indemnifying Party.

Section 10.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Nevada, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Palm Beach County, Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 10.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Purchaser:

Novo Integrated Sciences, Inc.

Attn: Chris David, President

11120 NE 2nd St., Suite 200

Bellevue, WA 98004

Email: cdavid@novointegrated.com

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If to Seller:

2731861 Ontario Corp.

Attn: Robert Marchioni, President

XXX Xxxxxxxxxxxx Xx, Unit XXX

Vaughan, Ontario Canada, L4L 9N6

Email: xxxxxxxx@xxxxxxxx.com

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 10.04 Attorneys’ Fees.

In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.05 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 10.06 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. The Parties acknowledge and agree that the Purchaser is obligated to file a Form 8-K pursuant to the Exchange Act relating to this Agreement and the transactions contemplated herein (the “Form 8-K”). In addition, the Parties acknowledge and agree that information related to this Agreement and the transactions contemplated herein shall be provided to the prospective investors in the Purchaser or Seller, on a confidential basis, with written permission from the other party. Other than the Form 8-K or the confidential disclosures referenced in the immediately preceding sentence, copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

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Section 10.07 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 10.08 Third Party Beneficiaries. This contract is strictly between the Purchaser and Seller, except as specifically provided, no other Person and no director, officer, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 10.09 Expenses. Subject to Section 10.04, whether or not the Exchange is consummated, each of the Purchaser and Seller will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 10.10 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 10.11 Survival; Termination. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 10.12 Amendment; Waiver; Remedies; Agent.

(a)	At any time prior to the Closing Date, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all of the Parties hereto.

(b)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(c)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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(d)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 10.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.14 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.15 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement where its application is reasonably apparent on the face of the disclosure, even in the absence of an explicit cross reference. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Purchaser or NHL to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.16 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. This Agreement shall be binding on the permitted successors and assigns of the Parties.

Section 10.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, Seller and the Purchaser shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 10.18 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 10.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.20 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

[Signatures Appear on Following Page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first-above written.

Novo Integrated Sciences, Inc.

By:	/s/ Robert Mattacchione
Name:	Robert Mattacchione
Title:	CEO

2731861 Ontario Corp.

By:	/s/ Robert Marchioni
Name:	Robert Marchioni
Title:	President

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EXHIBIT A

Novo Integrated Sciences, Inc.

Fiscal Year 2019

Annual Audited Consolidated Financial Statements (10-K)

Schedule 1

Novo Integrated Sciences, Inc. Disclosure Schedule

Section 4.01 - ORGANIZATION

Novo Integrated Sciences, Inc. (“Novo Integrated”, “Company”, “Parent”) was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, Novo Integrated was re-domiciled to the State of Nevada. Effective July 12, 2017, Novo Integrated’s name was changed to Novo Integrated Sciences, Inc.

Section 4.06 - STOCK OPTIONS and WARRANTS

As of the Effective Date, a number of these options and warrants are vested, as follows: (i) There are stock options issued and outstanding to acquire 10,095,000 shares of Company Common Stock at exercise prices ranging from $0.16 to $0.95 per share of Company Common Stock.

2018 Incentive Plan

On January 16, 2018, the Parent adopted the Novo Integrated Sciences, Inc. 2018 Incentive Plan (the “2018 Plan”). Under the 2018 Plan, 10,000,000 shares of common stock are authorized for issuance to employees, non-employees, directors and key consultants to Novo Integrated or its subsidiaries. The 2018 Plan authorizes equity-based and cash-based incentives for participants. Currently, there are 9,875,000 shares available for award at under the 2018 Plan.

Potential Common Stock Obligation for Asset Purchase Agreement DCGT and GTL Technology

Pursuant to the Asset Purchase Agreement dated as of October 14, 2014, by and between Robert L. Scragg and Barbara J. Scragg (collectively, the “Sellers”), Alpha Engines Corporation (“Alpha”) and the Parent (the “APA”), if either (i) the Parent certifies as to the viability of the Detonation Cycle Gas Turbine Engine (the “DCGT”) or the Gas-to-Liquid (the “GTL”) technology or (ii) commercial sales of either the DCGT or GTL technology occur by the Parent, then the Parent is obligated to issue 50,000 common shares to the Sellers. The APA references 1,000,000 shares of Parent’s Common Stock, but with the effect of the Parent’s 1:20 reverse split, effective May 5, 2015, this potential obligation is now 50,000 common shares. With the execution of the Share Exchange Agreement in which Novo Healthnet Limited is now a wholly-owned subsidiary of the Parent, the DCGT and the GTL alternative energy technology purchased under this subject APA is dormant and not worth pursuing or selling which makes it extremely unlikely this obligation will ever be paid.

Section 4.08 - INFORMATION (Corporate History, Subsidiaries and Predecessor Entity)

Novo Integrated Sciences, Inc. was incorporated in Delaware on November 27, 2000, under the name Turbine Truck Engines, Inc. On February 20, 2008, the Company was re-domiciled to the State of Nevada. Effective July 12, 2017, the Company’s name was changed to Novo Integrated Sciences, Inc.

Share Exchange Agreement to Acquire Novo Healthnet Limited and its Subsidiaries

On April 25, 2017, the Parent entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and between (i) Novo Integrated; (ii) NHL, (iii) ALMC-ASAP Holdings Inc. (“ALMC”); (iv) Michael Gaynor Family Trust (the “MGFT”); (v) 1218814 Ontario Inc. (“1218814”) and (vi) Michael Gaynor Physiotherapy Professional Corp. (“MGPP,” and together with ALMC, MGFT and 1218814, the “NHL Shareholders”). Pursuant to the terms of the Share Exchange Agreement, Novo Integrated agreed to acquire from the NHL Shareholders all of the shares of both common and preferred stock of NHL, held by the NHL Shareholders, in exchange for the issuance by Novo Integrated to the NHL Shareholders of shares of Novo Integrated’s common stock, such that following the closing of the Share Exchange Agreement, the NHL Shareholders would own 167,797,406 restricted shares Novo Integrated common stock, representing 85% of the issued and outstanding Novo Integrated common stock, calculated including all granted and issued options or warrants to acquire Novo Integrated common stock as of the Effective Date, but to exclude shares of Novo Integrated common stock that are subject to a then-current Regulation S offering that was undertaken by Novo Integrated (the “Exchange”).

Schedule 1 Page |1

On May 9, 2017, the Exchange closed and, as a result, NHL became a wholly owned subsidiary of Novo Integrated. For additional reference, this material event was filed, with the SEC, on 5/1/17 and 5/9/17.

On September 5, 2013, NHL was incorporated under the laws of Ontario province, Canada. On September 16, 2013, Novo Peak Health Inc., Novo Assessments Inc. and Novo Healthnet Rehab Limited were formed as Ontario, Canada corporate entities, each wholly owned by NHL. On November 18, 2014, Novo Healthnet Kemptville Centre, Inc., a Back on Track Physiotherapy and Health Centre clinic operated by NHL, was formed with NHL owning an 80% interest. On April 1, 2017, NHL purchased assets of APKA Health to expand our eldercare community OT services.

Novomerica Health Group, Inc., a Parent wholly owned Subsidiary

Effective November 3, 2017, Novomerica Health Group, Inc., a Nevada corporation (“NHG”), was incorporated as a wholly owned subsidiary of Novo Integrated Sciences, Inc. NHG was formed for the Parent to have a vehicle for U.S. based asset acquisitions, joint ventures and/or other operational opportunities.

Other

Additional applicable Section 4.08 reference and information as provided in the Company’s SEC EDGAR filings.

Section 4.17 - CONTRACTS

Applicable Section 4.17 reference and information as provided in the Company’s SEC EDGAR filings.

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Schedule 1 Page |2

Schedule 2

2731861 Ontario Corp. Disclosure Schedule & Deliverables

All items will be hand-delivered on a password protected USB drive at the time of mutual execution of this Agreement. Execution of this document will serve as confirmation of receipt of IP by the Purchaser from the Seller.

Intellectual Property items delivered are as follows:

1. Designs for an electronic cannabis dosing device.

2. All designs, plans, procedures, and all other material pertaining to the application, construction, operation, and marketing of a cannabis facility and business under the regulations of Health Canada.

There are no pending claims or litigation pursuant to the Seller or Intellectual Property.

There are no contracts, licenses, royalties or any other agreement attached to the Intellectual Property.